PRESS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	EVP/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL PROMOTES ROGER BUSSE TO PRESIDENT
Bank’s Growth and COO’s Leadership and Contributions Are Keys to Promotion

EUGENE, OR, May 17, 2006 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today announced the promotion of Roger S. Busse to the position of President of Pacific Continental Bank. Mr. Busse most recently served as Pacific Continental Bank’s Executive Vice President and Chief Operating Officer (COO). As the bank’s President and COO, he will have responsibility for the day-to-day operations and will report to Hal Brown who continues as CEO of Pacific Continental Bank and President and CEO of the holding company. Market leadership in Eugene, Portland and Seattle will continue under the direction of Executive Vice Presidents Mitch Hagstrom, Daniel Hempy and Basant Singh, respectively.

“As the bank has successfully executed its growth strategies, it has naturally become more complex,” said Hal Brown, CEO of Pacific Continental. “Fortunately, the bank has successfully recruited and retained talented and experienced bankers that provide us with the management depth necessary to succeed in the competitive banking environment. Since joining Pacific Continental in early 2003, Roger has consistently made significant contributions. He has strengthened our loan profile and credit practices leading to significant improvements in the quality of our loan portfolio and financial performance. As a result, I have increasingly turned to Roger for his breadth of experience; and I trust his advice. Within the bank he is viewed as an exceptional banker and teacher. Externally, he has interacted extensively with our clients and has been acknowledged for his consultative approach. With Pacific Continental’s investors he is viewed as a knowledgeable and credible spokesperson for our company having participated in a number of our investor conference calls and in presentations before the financial community. More importantly, Roger has exceptional leadership skills as evidenced during our recent due diligence, acquisition and integration of the operations we acquired in the Seattle market,” noted Brown.

Busse joined Pacific Continental in early 2003. Previously, he was Senior Vice President and Manager of US Bancorp's portfolio risk administration. In this position he was responsible for policy, credit risk analysis, credit systems and regulatory relations for a 24-state region.

“Given the bank’s recent expansion, Pacific Continental’s Board and I want to ensure that we have talented executives who support and can execute our business strategies. This promotion underscores that goal, as well as our responsibilities for succession planning at all levels within the organization,” noted Brown. “Importantly, this promotion will allow me to focus on strategy and long term goals for Pacific Continental’s continued success,” concluded Brown.

“I have the honor of serving with an exceptional group of bankers,” said Busse. “The execution of our proven strategies in the Lane County, Portland and Seattle markets, supported by strong and experienced staff in all areas, continues to make Pacific Continental a premier organization and performer. I look forward to these new challenges and the significant opportunities for Pacific Continental as a Eugene-based bank with a strong history and commitment to this community,” he concluded.

Busse has been in banking for over thirty years. He is a graduate of the Pacific Coast Banking School and holds a bachelors degree from Reed College and a masters degree from Harvard University. He is a graduate of the Harvard/MIT Executive Negotiation program. Busse is in his tenth year as a featured faculty member at the Western Banking Commercial Lending School sponsored by the American Bankers Association and held at the University of Nevada, and was recently named the 2006 Outstanding Adjunct Faculty member of Concordia University’s School of Management MBA Program. He is the former Board Chair of the Northeast Workforce Center in Portland, Oregon, and currently serves on the Port of Portland's DBE Advisory Board and works as a mentor in that program. He is a recognized speaker and has authored several recent articles and two widely used textbooks, "The Essentials of Commercial Lending" and "Business Profiles: How Banks Analyze Your Business.”

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through thirteen banking offices in Oregon and Washington. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-two years. Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004, Oregon Business magazine ranked Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen." The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 "Business of the Year." Pacific Continental Corporation's shares are listed on the NASDAQ National Market under the symbol "PCBK." Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary, particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters. Regarding the acquisition of Northwest Business Bank, completed on November 30, 2005, the combined company may fail to realize the projected cost savings, revenue enhancement, and accretive earnings. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review any risk factors described in Pacific Continental’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.
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